UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	July 2, 2007

First Security Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Tennessee

(State or Other Jurisdiction of Incorporation)

000-549747	58-2461486
(Commission File Number)	(IRS Employer Identification No.)

531 Broad Street, Chattanooga, Tennessee	37402
(Address of Principal Executive Offices)	(Zip Code)

(423) 266-2000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On June 20, 2007, the Board of Directors of First Security authorized management to enter into interest rate swap arrangements to reduce First Security’s: (1) interest rate risk; (2) potential earnings volatility; and, (3) the positive, asset-sensitive position of First Security’s balance sheet.  By utilizing interest rate swaps, First Security believes it can obtain these benefits without altering the underlying assets of the First Security loan portfolio.

During the last week of June 2007, First Security entered into a series of cash flow swaps with a total notional value of approximately $150 million.  A total of seven transactions were completed, with terms ranging from two years to five years.  First Security swapped floating rate exposure on a portion of its Prime-based variable rate loans for fixed rate payments.   The weighted average maturity of the swaps is approximately 3.56 years.  The weighted average fixed rate for the remainder of 2007 and 2008 is approximately 8.66%, while the weighted average floating rate on the loans was 8.63% in the second quarter of 2007.

The immediate impact of these interest rate swaps will add approximately $27 thousand and $53 thousand to interest income for the remainder of 2007 and 2008, respectively.  Further details will be provided in the June 30, 2007 Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST SECURITY GROUP, INC.

Dated:July 2, 2007
	By:	/s/ William L. Lusk, Jr.
	Name:	William L. Lusk, Jr.
	Title:	Chief Financial Officer